EXHIBIT B

                        FORM OF INITIAL CERTIFICATED NOTE

                        FACE OF INITIAL CERTIFICATED NOTE



                               GALEY & LORD, INC.



No. ____                                                     CUSIP No. 36352KAB9



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE DELIVERY OF SUCH EVIDENCE, IF ANY, REQUIRED UNDER THE INDENTURE PURSUANT TO WHICH THIS NOTE IS ISSUED) AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.





                    9 1/8% SENIOR SUBORDINATED NOTE DUE 2008



                  Galey & Lord, Inc., a Delaware corporation, for value received, hereby promises to pay to __________________, or its registered assigns, the principal amount of _______________, on March 1, 2008.

                  Interest Payment Dates: March 1 and September 1, commencing September 1, 1998.

                  Record Dates:  February 15 and August 15.

                  Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                  Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

                  IN WITNESS WHEREOF, Galey & Lord, Inc. has caused this Note to be duly executed.

                               GALEY & LORD, INC.

                               By: __________________________________________
                                     Name:
                                     Title:





Attest:______________________



Dated:______________________

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

SUNTRUST BANK, ATLANTA,
     as Trustee, certifies that this is one of the Notes referred to in the Indenture.


By:_________________________________________
            Authorized Signatory

                    REVERSE SIDE OF INITIAL CERTIFICATED NOTE

                               GALEY & LORD, INC.

                    9 1/8% SENIOR SUBORDINATED NOTE DUE 2008

1.       Indenture.

                  This Note is one of a duly authorized issue of debt securities of the Company (as defined below) designated as its "9 1/8 % Senior Subordinated Notes Due 2008" (herein called the "Notes") limited in aggregate principal amount to $300,000,000, issued under an indenture dated as of February 24, 1998 (as amended or supplemented from time to time, the "Indenture") among the Company, as issuer, and Galey & Lord Industries, Inc., G&L Service Company, North America, Inc., Swift Textiles, Inc. and Swift Denim Services, Inc. as guarantors (collectively, the "Note Guarantors"), and SunTrust Bank, Atlanta, as trustee (the "Trustee," which term includes any successor trustee under the Indenture). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code ss.ss. 77aaa-77bbbb). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and such Act for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Note Guarantors, the Trustee and each Holder and of the terms upon which the Notes are, and are to be, authenticated and delivered. The summary of the terms of this Note contained herein does not purport to be complete and is qualified by reference to the Indenture. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. All capitalized terms used in this Note which are not defined herein shall have the meanings assigned to them in the Indenture.

                  The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, sell stock of Restricted Subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates or incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes. The Indenture permits, under certain circumstances, Restricted Subsidiaries of the Company to be deemed Unrestricted Subsidiaries and thus not subject to the restrictions of the Indenture.

2.       Principal and Interest.

                  Galey & Lord, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay the principal amount set forth on Schedule A of this Note to the Holder hereof on March 1, 2008.

                  The Company shall pay interest at a rate of 9 1/8% per annum, from the Issue Date or from the most recent Interest Payment Date thereafter to which interest has been paid or duly provided for, semiannually in arrears on March 1 and September 1 of each year, commencing on September 1, 1998, in cash, to the Holder hereof until the principal amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions provided in the Indenture, be paid to the Person in whose name this Note (or the Note in exchange or substitution for which this Note was issued) is registered at the close of business on the Record Date for interest payable on such Interest Payment Date. The Record Date for any interest payment is the close of business on February 15 or August 15 as the case may be, whether or not a Business Day, immediately preceding the Interest Payment Date on which such interest is payable. Any such interest not so punctually paid or duly provided for ("Defaulted Interest") shall forthwith cease to be payable to the Holder on such Record Date and shall be paid as provided in Section 2.11 of the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

                  Each payment of interest in respect of an Interest Payment Date will include interest accrued through the day before such Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

                  If this Note is exchanged in a Registered Exchange Offer prior to the Record Date for the first Interest Payment Date following such exchange, accrued and unpaid interest, if any, on this Note, up to but not including the date of issuance of the Exchange Note or Exchange Notes issued in exchange for this Note, shall be paid on the first Interest Payment Date for such Exchange Note or Exchange Notes to the Holder or Holders of such Exchange Note or Exchange Notes on the first Record Date with respect to such Exchange Note or Exchange Notes. If this Note is exchanged in a Registered Exchange Offer subsequent to the Record Date for the first Interest Payment Date following such exchange but on or prior to such Interest Payment Date, then any such accrued and unpaid interest with respect to this Note and any accrued and unpaid interest on the Exchange Note or Exchange Notes issued in exchange for this Note, through the day before such Interest Payment Date, shall be paid on such Interest Payment Date to the Holder of this Note on such Record Date.

                  To the extent lawful, the Company shall pay interest on overdue principal, overdue premium, Defaulted Interest and overdue Liquidated Damages (without regard to any applicable grace period) at the interest rate borne on this Note. The Company's obligation pursuant to the previous sentence shall apply whether such overdue amount is due at its maturity, as a result of the Company's obligations pursuant to Section 3.05, Section 4.11 or Section 4.14 of the Indenture, or otherwise.

3.       Registration Rights; Liquidated Damages.

                  The Holder of this Note is entitled to the benefits of the Registration Rights Agreement, dated February 24, 1998, among the Company, the Note Guarantors and the Initial Purchaser (the "Registration Rights Agreement"), which agreement is attached to the Indenture as Exhibit J thereto. Such benefits include the right of the Holder to receive Liquidated Damages in the event of a failure on the part of the Company to comply with certain registration covenants, as provided in Section 4 of the Registration Rights Agreement.

4.       Method of Payment.

                  The Company, through the Paying Agent, shall pay interest on this Note to the registered Holder of this Note, as provided above. The Holder must surrender this Note to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest and Liquidated Damages, if any, in money of the United States of America that at the time of payment is legal tender for payment of all debts public and private. Principal, premium, if any, and interest and Liquidated Damages, if any, shall be paid by check mailed to the registered Holders at their registered addresses; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

5.       Paying Agent and Registrar.

                  Initially, the Trustee will act as Paying Agent and Registrar under the Indenture. The Company may, upon written notice to the Trustee, appoint and change any Paying Agent or Registrar. The Company or any of its Affiliates may act as Paying Agent or Registrar, provided that if the Company or such Affiliate is acting as Paying Agent, the Company or such Affiliate shall segregate all funds held by it as Paying Agent and hold them in trust for the benefit of the Holders or the Trustee.

6.       Note Guarantees.

                  This Note is initially entitled to the benefits of the Note Guarantees made by Galey & Lord Industries, Inc., G&L Service Company, North America, Inc., Swift Textiles, Inc. and Swift Denim Services, Inc., and may thereafter be entitled to Note Guarantees made by other Note Guarantors for the benefit of the Holders of Notes. Each present Note Guarantor has, and each future Note Guarantor will, irrevocably and unconditionally, jointly and severally, guarantee on a senior subordinated basis the punctual payment when due, whether at Stated Maturity, by acceleration, in connection with a Change of Control Offer, an Asset Sale Offer or redemption, or otherwise, of all obligations of the Company under the Indenture and this Note, whether for payment of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes, expenses, indemnification or otherwise. A Note Guarantor shall be released from its Note Guarantee upon the terms and subject to the conditions set forth in the Indenture.

7.       Subordination.

                  This Note and the Note Guarantees are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness. Each of the Company and the Note Guarantors agrees, and each Holder by accepting a Note agrees, to the subordination provisions set forth in the Indenture, authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

8.       Redemption.

                  Except as set forth in the following paragraph, the Notes are not redeemable at the option of the Company prior to March 1, 2003. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, on at least 30 calendar days' but not more than 60 calendar days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, and Liquidated Damages, if any, to the applicable Redemption Date (subject to the right of each Holder of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning March 1 of the years indicated below:

Year                                                  Percentage
----                                                  ----------
2003                                                  104.563%
2004                                                  103.042%
2005                                                  101.521%
2006 and thereafter                                   100.000%

                  In addition, at any time and from time to time prior to March 1, 2001 the Company, at its option, may redeem in the aggregate up to 35.0% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 109.125% of the aggregate principal amount so redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 65.0% of the original principal amount of the Notes must remain outstanding after each such redemption; and provided, further, that each such redemption shall occur within 60 days of the date of closing of the related Public Equity Offering.

9.       Notice of Redemption.

                  At least 20 calendar days but not more than 60 calendar days before a Redemption Date, the Company shall deliver to the Trustee and send, by first-class mail, postage prepaid, to Holders of Notes to be redeemed at the addresses of such Holders as they appear in the Note Register, a notice of redemption.

                  If fewer than all the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed pro rata or by lot or by a method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee considers fair and appropriate and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. The Trustee shall make the selection from outstanding Notes not previously called for redemption; provided that the Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000 (Notes in denominations of $1,000 or less may be redeemed only in whole). If any Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above and on or prior to such Interest Payment Date, then any accrued interest will be paid on such

Interest Payment Date to the Holder of the Note on such Record Date. If money in an amount sufficient to pay the Redemption Price of all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the applicable Redemption Date and certain other conditions are satisfied, interest on the Notes or portions thereof to be redeemed on the applicable Redemption Date will cease to accrue.

10. Repurchase at the Option of Holders upon Change of Control.

                  Upon the occurrence of a Change of Control, each Holder shall have the right in accordance with the terms hereof and the Indenture to require the Company to purchase such Holder's Notes, in whole or in part, in a principal amount that is an integral multiple of $1,000, pursuant to a Change of Control Offer, at a purchase price in cash equal to 101% of the principal amount of such Notes (or portions thereof) plus accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Payment Date.

                  Within 30 calendar days following any Change of Control, the Company shall send, or cause to be sent, by first-class mail, postage prepaid, a notice regarding the Change of Control Offer to each Holder with a copy to the Trustee. The Holder of this Note may elect to have this Note or a portion hereof in an authorized denomination purchased by completing the form entitled "Option of Holder to Elect Purchase" appearing below and tendering this Note pursuant to the Change of Control Offer. Unless the Company defaults in the payment of the Change of Control Purchase Price with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer will cease to accrue interest from and after the Change of Control Payment Date.

                  Prior to complying with the provisions of the Indenture governing Change of Control Offers, but in any event within 30 calendar days following a Change of Control, the Company shall either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by the provisions of the Indenture governing Change of Control Offers.

11. Repurchase at the Option of Holders upon Asset Sale.

                  If at any time the Company or any Restricted Subsidiary engages in any Asset Sale, as a result of which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall, within 30 calendar days of the date the amount of Excess Proceeds exceeds $5.0 million, use the then-existing Excess Proceeds to make an offer to purchase from all Holders of Notes, on a pro rata basis, Notes in an aggregate principal amount equal in amount to the then-existing Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages to the Asset Sale Purchase Date (subject to the right of each Holder of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Upon completion of an Asset Sale Offer (including payment of the Asset Sale Purchase Price for accepted Notes), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes.

                  Within 30 calendar days of the date the amount of Excess Proceeds exceeds $5.0 million, the Company shall send, or cause to be sent, by first-class mail, postage prepaid, a notice regarding the Asset Sale Offer to each Holder. The Holder of this Note may elect to have this Note or a portion hereof in an authorized denomination purchased by completing the form entitled "Option of Holder to Elect Purchase" appearing below and tendering this Note pursuant to the Asset Sale Offer. Unless the Company defaults in the payment of the Asset Sale Purchase Price with respect thereto, all Notes or portions thereof selected for payment pursuant to the Asset Sale Offer will cease to accrue interest from and after the Asset Sale Purchase Date.

12.      The Registered Exchange Offer.

                  Any Initial Notes (including this Note) that are presented to the Registrar for exchange pursuant to the Registered Exchange Offer (as defined in the Registration Rights Agreement) shall be exchanged for Exchange Notes of equal principal amount upon surrender of such Notes to the Registrar in accordance with the terms of the Registered Exchange Offer and the Indenture.

13.      Transfer and Exchange.

                  The transfer of this Note is subject to certain restrictions, including those to which reference is made in the Private Placement Legend. A Holder may transfer or exchange Notes as provided in the Indenture and subject to certain limitations therein set forth. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes, fees and expenses required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of Certificated Notes or portions thereof selected for redemption (except, in the case of a Certificated Note to be redeemed in part, the portion of such Certificated Note not to be redeemed) or any Certificated Notes for a period of 15 calendar days before a selection of Notes to be redeemed.

14.      Denominations.

                  The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof of principal amount; provided that Initial Certificated Notes originally purchased by or transferred to Institutional Accredited Investors shall be subject to a minimum denomination of $250,000.

15.      Discharge and Defeasance.

                  Subject to certain conditions, the Company at any time may terminate some or all of the obligations of the Company and the Note Guarantors under the Notes, the Note Guarantees and the Indenture if the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations for the payment of principal, premium, if any, interest and Liquidated Damages, if any, on the Notes to redemption or maturity, as the case may be.

16.      Amendment, Waiver.

                  Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes (which consent may, but need not, be given in connection with any tender offer or exchange offer for the Notes) and (ii) any past Default and its consequences or any compliance with any provisions of the Indenture may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes (i) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company under the Indenture and contained in the Notes; (ii) to add to the covenants of the Company, for the benefit of the Holders of all of the Notes, or to surrender any right or power conferred on the Company under the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of Certificated Notes; (iv) to secure the Notes; (v) to cure any ambiguity, omission, defect or inconsistency in the Indenture, provided that such actions shall not adversely affect the interests of the Holders of Notes in any material respect; (vi) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; or (vii) to evidence the agreement or acknowledgment of a Restricted Subsidiary that it is a Note Guarantor for all purposes under the Indenture (including, without limitation, Article 12 thereof).

17.      Defaults and Remedies.

                  Under the Indenture, Events of Default include: (i) a default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) a default in the payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to observe or perform certain covenants, conditions, agreements or other provisions of the Indenture or this Note (and, in the case of certain covenants, agreements or other provisions, such failure has continued for 30 calendar days after written notice by the Trustee or the Holders of at least 25% in principal amount of the Notes);
(iv) a default in the payment of Indebtedness of the Company or any of its Significant Subsidiaries within any applicable grace period after final maturity or acceleration of such Indebtedness in an amount in excess of $10.0 million in the aggregate; (v) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; (vi) certain undischarged judgments in excess of $10.0 million against the Company or any of its Significant Subsidiaries; or (vii) the Note Guarantee of any Note Guarantor ceasing for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Note Guarantor denying or disaffirming its obligations under its Note Guarantee.

                  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

                  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in principal amount of the then outstanding Notes, by written notice to the Trustee and the Company, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived, except nonpayment of principal, interest, premium or Liquidated Damages that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

18.      Individual Rights of Trustee.

                  Subject to certain limitations imposed by the TIA, the Trustee or any Paying Agent or Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, the Note Guarantors or their Affiliates with the same rights it would have if it were not Trustee, Paying Agent or Registrar, as the case may be, under the Indenture.

19.      No Recourse Against Certain Others.

                  No director, officer, employee, incorporator or stockholder of the Company or any Note Guarantor, as such, shall have any liability for any obligations of the Company or such Note Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of the Company or such Note Guarantor. By accepting a Note, each Holder waives and releases all such liability (but only such liability) as part of the consideration for issuance of such Note to such Holder.

20.      Authentication.

                  This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Note.

21.      Abbreviations.

                  Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors
Act).

22. CUSIP Numbers.

                  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23.      Governing Law.

                  THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

                  The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
                                    Galey & Lord, Inc.
                                    7736 McCloud Road
                                    One Triad Center, Suite 300
                                    Greensboro, North Carolina  27409
                                    Attention:  Chief Financial Officer

ASSIGNMENT

                    (To be executed by the registered Holder
                  if such Holder desires to transfer this Note)

FOR VALUE RECEIVED ___________________________ hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
TAX IDENTIFYING NUMBER OF TRANSFEREE

-----------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  (Please print name and address of transferee)

--------------------------------------------------------------------------------
this Note, together with all right, title and interest herein, and does hereby irrevocably constitute and appoint ________________________________ Attorney to transfer this Note on the Note Register, with full power of substitution.

Dated: _______________

-----------------------------                -----------------------------------
Signature of Holder                                   Signature Guaranteed:


NOTICE: The signature to the foregoing Assignment must correspond to the Name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

                       OPTION OF HOLDER TO ELECT PURCHASE
                             (check as appropriate)

|_|      In connection with the Change of Control Offer made pursuant to Section
         4.14 of the Indenture, the undersigned hereby elects to have

         |_|      the entire principal amount

         |_| $________________ ($1,000 in principal amount or an integral multiple thereof) of this Note repurchased by the Company. The undersigned hereby directs the Trustee or Paying Agent to pay it or __________________________ an amount in cash equal to 101% of the principal amount indicated in the preceding sentence plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the Change of Control Payment Date.

|_| In connection with the Asset Sale Offer made pursuant to Section 4.11 of the Indenture, the undersigned hereby elects to have

         |_|      the entire principal amount

         |_| $________________ ($1,000 in principal amount or an integral multiple thereof) of this Note repurchased by the Company. The undersigned hereby directs the Trustee or Paying Agent to pay it or __________________________ an amount in cash equal to 100% of the principal amount indicated in the preceding sentence plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the Asset Sale Purchase Date.

Dated: _______________

-----------------------------                --------------------------------
Signature of Holder                                Signature Guaranteed:


NOTICE: The signature to the foregoing must correspond to the Name as written upon the face of this Note in every particular, without alteration or any change whatsoever.